Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 19, 2020 relating to the financial statements of Air Products and Chemicals, Inc. and subsidiaries, and the effectiveness of Air Products and Chemicals, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Air Products and Chemicals, Inc. for the year ended September 30, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
November 20, 2020